Issuer Free Writing Prospectus dated March 17,2025.
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated March 14,2025.
Registration Statement No.333-283424

 Investor Presentation  March 2025  Waton Financial Limited  (Nasdaq Ticker: WTF)  Technology · Finance

 Page 3 | Waton Financial Limited  SAFE HARBOR STATEMENT AND DISCLAIMERS  This presentation has been prepared by Waton Financial Limited (collectively with its consolidated subsidiaries, the "Company,” ”we," "us," or "our") related to the public offering of the Company, which highlighted the basic information about the offering and the Company, and therefore shall be read together with the registration statement on Form F-1 (the "Registration Statement") (file No. 333-283424), as amended (including a preliminary prospectus), filed with the U.S. Securities and Exchange Commission (the "SEC“) for the offering to which this communication relates. The Registration Statement has not yet been declared effective by the SEC and may be accessed through the following web link:   https://www.sec.gov/Archives/edgar/data/1987363/000114036125008841/ny20017183x10_f1a.htm  Before you invest, you should read the prospectus in that Registration Statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Cathay Securities Inc. at +1 822-939-3888.  This presentation does not constitute an offer to sell or a solicitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. Any decision to purchase the Company's securities should be made solely on the basis of the information contained in the Company's public flings and any prospectus relating to the proposed offering. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this presentation. Any representation to the contrary is a criminal offense.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 Page 4 | Waton Financial Limited  Forward Looking Statements  This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," “expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth and expansion plan, including our ability to meet our goals; current and future economic and political conditions; our ability to continue to operate through the jurisdiction in which our subsidiaries operate; our capital requirements and our ability to raise any additional financing which we may require: our ability to attract customers and further enhance our brand awareness; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and other assumptions described in this presentation underlying or relating to any forward-looking statements.  We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors“. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 Page 5 | Waton Financial Limited  PROPOSED OFFERING SUMMARY  Issuer  Waton Financial Limited  Listing / Ticker  NASDAQ / WTF  Offering Type  Initial Public Offering  Base Offering  5 million Ordinary Shares  Over-Allotment Option  0.75 million Ordinary Shares (15% of base offering)  Price  $4 to $6 per share   Use of Proceeds  approximately 30% to enhance the functionalities and technicalities of our trading platform APP and the software licensing and related support services  approximately 30% to develop our asset management business and launch other new business lines   approximately 20% to expand our array of investments available for our customers on our trading platform APP  approximately 20% for general working capital purposes  Lock-up1  6 months  Underwriter  Note:  1 We have agreed, not to, for a period of 6 months from the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriters. In addition, shareholders holding Ordinary Shares immediately prior to our initial public offering (the “Restricted Shares”) shall be subject to a mandatory lock-up period that shall expire upon the later of the expiration of any period required in connection with our initial public offering or two years from the date of our initial public offering. No disposal to third parties of Restricted Shares is allowed until the end of the lock-up period.  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WATON AT A GLANCE

Waton Group

COMPANY OVERVIEW | INDUSTRY OVERVIEW | GROWTH STRATEGIES | INVESTMENT HIGHLIGHTS | FINANCIALS

Leading the B2B fintech landscape, our company stands out as a market pioneer, providing a comprehensive cloud-based brokerage solution tailored for small and medium-sized brokers across the Asia-Pacific region, according to Frost and Sullivan.

As an integrated securities broker in Hong Kong, we offer a wide array of services, including brokerage, margin financing, and other ancillary services. Our expertise extends to the realm of software licensing and related support services, encompassing trading platform APP development, maintenance, and related services catered specifically to financial institutions.

Overview

Founded	1989
Headquarters	Hong Kong
Client coverage	• 5800+ securities brokerage accounts, including 59 corporate customers
Number of Employees	31
Licenses	Type 1, 4, 5, 9
Key People	• *Chairman & CTO: Kai Zhou* • *CEO: Chun On Franco Chu* • *CFO: Huaxin Wen*
Industry Classification	Fintech Services

Revenue Breakdown (1H FY 2025)


38%
62%
Brokerage commission and interest income
Software licensing

Recent Financial Highlights (in USD'000)


$5,739
$10,05
6
$2,958
FY 23
FY 24
1H FY 25
Revenues


$3,081
$2,497
($1,148)
FY 23
FY 24
1H FY 25
Net Income/(Loss)

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Page 6 | Waton Financial Limited

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 7 | Waton Financial Limited  We Are an Established Integrated Securities Broker in the Hong Kong Financial Services Industry   COMPANY OVERVIEW  Driving growth through two business segments:  Securities Brokerage Services  1  Software licensing and related support services  2  Shanghai-Hong Kong Stock Connect   Shenzhen-Hong Kong Stock Connect  New York Stock Exchange   Nasdaq Stock Market   Margin financing services  Trading platform APP development and maintenance to financial institutions  front, middle and back-office operation  trading, clearing and settlement  Broker Cloud solutions  Our Licenses  Type 1  dealing in securities   Type 4  advising on securities   Type 5  advising on futures contracts   Type 9  asset management   5800+  including 59  Securities brokerage customers  Corporate customers  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. We have allocated resources to the development of asset management business by launching or planning to launch funds with different types of investment portfolios to expand customers’ investment options.

 Page 8 | Waton Financial Limited  CORPORATE STRUCTURE  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. The equity interest of Mr. WEN Huaxin will be held under the 2024 Global Equity Incentive Plan Trust during the mandatory two-year lock-up period as required by the shareholders' agreement filed as Exhibit 4.2 to the Registration Statement.

MANAGEMENT

Waton Group

COMPANY OVERVIEW | INDUSTRY OVERVIEW | GROWTH STRATEGIES | INVESTMENT HIGHLIGHTS | FINANCIALS

An Experienced Management Team with Strong Financial and Operational Expertise



Kai Zhou

Chairman & CTO

- 7 years of managerial and operational experience in financial services and technology
- Executive Director and General Manager, Shenzhen Peach Education Ltd; CEO, Shenzhen Jinhui Technology Co., Ltd.; Former VP and CEO, Shenzhen Hurricane AssetManagement Co., Ltd.
- Bachelor's degree in finance from the University of Toronto



Franco Chu

CEO

- 18 years of experience in the financial services industry
- Independent director at QPL International Holdings Limited (0243.HK); Previous management roles at Centaline Wealth Management Limited and Centaline Financial Services Limited
- Certified Financial Planner registered with the Institute of Financial Planners of Hong Kong
- Bachelor of BA in accounting and finance from Simon Fraser University



Huaxin Wen

CFO

- Leadership role in a prominent property technology company; Former CFO of Bitdeer Technologies Group (NASDAQ: BTDR) and Fangdd Network Group Ltd (NASDAQ: DUO)
- Senior manager experience at KPMG Huazhen LLP
- Bachelor of Arts in English from South China University of Technology

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Page 9 | Waton Financial Limited

INDUSTRY OVERVIEW

Waton Group

COMPANY OVERVIEW | INDUSTRY OVERVIEW | GROWTH STRATEGIES | INVESTMENT HIGHLIGHTS | FINANCIALS

Market Size of Global B2B Fintech Service Market* in terms of expenditures by financial institutions


USD B
500
400
300
200
100
0
16.7
36.6
56.1
82.5
122
165.5
221
287.8
367.3
460.2
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

The global market size of the B2B fintech service market has increased from US**$16.7** billion in 2018 to US**$122.0** billion in 2022, representing a CAGR of **64.4%** during such period.

Market Size of Global B2B Fintech Services for Small and Medium Brokers


USD M
1600
1200
800
400
0
505.9
641.9
816.1
941.8
997.4
1068.8
1226.4
1390.6
1567.2
1738.8
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

The market for global B2B fintech services for small and medium brokers expanded between 2018 and 2022, increasing from US**$505.9** million to US**$997.4** million- CAGR of **18.5%**.With an estimated CAGR of **12.9%** from 2023 to 2027, the market size of global B2B fintech services for small and medium brokers is expected to continue expanding.

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

*: industry data and information from Frost & Sullivan

Page 10 | Waton Financial Limited

INDUSTRY OVERVIEW

Waton Group

COMPANY OVERVIEW | INDUSTRY OVERVIEW | GROWTH STRATEGIES | INVESTMENT HIGHLIGHTS | FINANCIALS

Market Drivers of the Global B2B Fintech in the Securities Brokerage Market

- Empowering Small and Medium Brokers
- Innovation in Business Models
- Blooming Technological Breakthrough
- Expansion of Internet Securities Brokers

Development Trends of the Global B2B Fintech in the Securities Brokerage Market

- Digital Transformation Focused
- Customized Development of Fintech Services
- Concentration on Customer Experience
- Advancements in artificial intelligence ("AI") Applications

Industry Entry Barriers

- Regulatory Hurdles and Compliance Requirements
- Security and Data Privacy
- Technological Competence
- Industry Experience

- A pioneer of business-to-business fintech services in the Asia-Pacific region to offer one-stop brokerage software solutions to small and medium-sized brokers*.

- A shorter service delivery period and a lower initial delivery cost, compared to the industry average*.

** According to Frost & Sullivan*

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Page 11 | Waton Financial Limited

COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 12 | Waton Financial Limited  Continue to expand our customer base in the financial services industry through software licensing services  Enhance our existing services, develop our asset management business and expand our service offerings  Focus on product and technology innovation and further strengthen our securities brokerage services and software licensing services   Pursue investment, acquisition and strategic opportunities   Continue to attract and retain top talents  Growth Strategies  Use of Proceeds  Approximate Percentage  Enhance the functionalities and technicalities of our trading platform APP and the software licensing and related support services, including, but not limited to, improving user experience, and development in AI-powered risk control and customer service functions  30%  Develop our asset management business and launch other new business lines, including the cost of applying for applicable licenses from the HKSFC, hiring eligible representative officers and supporting staff, and establishing and/or improving relevant business control and compliance procedures  30%  Expand our array of investments available for our customers on our trading platform APP, including, but not limited to, the cost of onboarding Daily Revenue Contracts offered by the Micro Connect Macau Financial Assets Exchange (MCEX), and improving connectivity to existing and new exchanges for trading new asset types  20%  General Working Capital  20%  GROWTH STRATEGIES AND USE OF PROCEEDS  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 13 | Waton Financial Limited  INVESTMENT HIGHLIGHTS  Fintech service provider benefitting Securities broker customers with integrated upstream supply chain and growth potential of downstream end user markets  Diversified revenue mix and loyal customer base  Visionary and seasoned management team   Major fintech service provider of integrated, accessible, expedited and cost-effective software licensing and related support services   Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  Page 14 | Waton Financial Limited  ESG  “Waton has made efforts to source socially responsible suppliers that integrate social and environmental concerns in its business operations. For example, a supplier, Shenzhen Jinhui, has engaged Shenzhen Canyou Group Co., Ltd., a software technology company composed entirely of software technology elites with disabilities, to provide software development services, which it believes contributes to the well-being of communities and improves the Company's brand image. ”  Fulfilment of corporate social responsibility  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

 COMPANY OVERVIEW  INDUSTRY OVERVIEW  INVESTMENT HIGHLIGHTS  GROWTH STRATEGIES  FINANCIALS  FINANCIALS  All figures in USD  Revenue Breakdown (FY 2023)   Revenue Breakdown (FY 2024)   Page 15 | Waton Financial Limited  Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.   Revenue Breakdown (1H FY 2025)

 Company Website:  https://www.waton.com  Underwriter Contact:  Cathay Securities Inc.  Tel: +1 822-939-3888  Address: 40 Wall Street, Suite 3600, New York, NY 10005, USA  CONTACT US